Exhibit 10.1
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of March 28, 2006, between RTW, INC., a Minnesota corporation (the “Company”), and Jeffrey B. Murphy (“Employee”).
     The Company and Employee are desirous of setting forth the terms and conditions of the employment by the Company of Employee as its President and Chief Executive Officer.
     In consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties intending to be legally bound do hereby agree as follows:
     1. Term. The Company agrees to employ Employee and Employee agrees to serve the Company for a term beginning on the date hereof and terminating on March 31, 2007 (the “Expiration Date”) unless and until terminated in accordance with the terms of this Agreement (the “Original Term”). Upon the expiration of the Original Term of this Agreement, and on each successive anniversary thereafter, the term of employment under this Agreement will be extended for one additional year, unless at least 60 days prior to any such anniversary, either Employee or the Company delivers to the other written notice of the notifying party’s desire not to extend the term of employment. Notice by the Company of its desire not to extend the term of employment as provided in this Section will constitute Termination without Cause and entitle Employee to the benefits of Section 9 below.
     2. Services to be Rendered by Employee. Employee agrees to serve the Company as its President and Chief Executive Officer and, in addition, at no additional compensation, serve as a member of the Board of Directors of RTW, Inc., and in such other directorships, Board committee memberships and offices of the Company and its subsidiaries to which Employee may from time to time be elected or appointed by the Chairman of the Board and the shareholders. Employee will perform such duties and exercise such powers as from time to time may be assigned to him consistent with his position, knowledge and experience, either orally or in writing, by the Board of Directors of the Company and will carry out his duties under the ultimate general direction and control of the Board of Directors. In his capacity as President and Chief Executive Officer, Employee will perform all reasonable acts customarily associated with such position, or necessary or desirable to protect and advance the best interests of the Company, together with such other reasonable duties as may be determined and assigned to him by the Board of Directors. Employee will perform such acts and carry out such duties, and will in all other respects serve the Company, faithfully and to the best of his ability.

     3. Time to be Devoted by Employee. Employee agrees to devote substantially all of his business time, attention, efforts and abilities to the business of the Company and to use his best efforts to promote the interests of the Company. Employee confirms that he has no business interests of any kind that will require a significant portion of his business time. Employee may attend, however, to personal business and investments, engage in charitable activities and community affairs, and serve on a reasonable number of corporate, educational and civic boards so long as those activities do not interfere with Employee’s duties under this Agreement, and in the case of service on any other corporate boards, Employee obtains prior approval from the Board of Directors.
     4. Compensation Payable to Employee. As compensation for all of Employee’s services (including services as director, Board committee member and officer of the Company and its subsidiaries) during the term of employment hereunder, the Company will pay to Employee a base salary at the rate of Three Hundred Fifty Thousand Dollars ($350,000) per annum (the “Annual Salary”), payable in semi-monthly installments, which base salary will be pro-rated for any partial years. The Compensation Committee will review the base salary annually in discussion with Employee and make recommendations for approval to the Board of Directors. Employee will participate with other corporate officers in any incentive compensation plan as may be adopted by the Board of Directors from time to time.
     5. Expenses. During the term of employment, the Company will reimburse Employee for reasonable travel and other expenses incurred in performing his duties according to Company policies then in effect. Payments to Employee under this paragraph will be made after the Employee presents expense vouchers in such detail as the Company may from time to time reasonably require.
     6. Benefits. Employee’s benefits will be the same as provided for any other executive officer except that the Company will additionally provide Employee with a $2.0 million term life insurance policy for the benefit of his wife and family. The policy will be of reasonable cost as determined by the Board of Directors and the cost will be included in Employee’s W-2 at year end for tax purposes. Further, the Company will, at the Company’s expense, maintain directors and officers’ liability insurance coverage during the term of this Agreement with minimum limits of $5,000,000, unless the cost thereof is not economically feasible as determined by the Board of Directors.
     7. Stock Option(s).
          7.1. Grant. In addition to options granted in conjunction with the Company’s 2005 Incentive Program, the Company hereby further grants Employee ten-year stock options to purchase up to 10,000 shares of the Company’s Common Stock (the “Option(s)”). The per share price to be paid by Employee upon exercise of the Option(s) is the closing price of the Company’s Common Stock, as reported by NASDAQ, on the date this agreement is executed. The Option(s) will be incentive stock options to the extent allowed by the Internal Revenue Code. The Compensation Committee will consider similar future grants as part of its duty in reviewing Employee’s annual compensation.
          7.2. Vesting. The Option(s) will become exercisable in three (3) installments of the Company’s Common Stock (“Option Installment”) as follows: (i) the first Option Installment representing 3,334 shares is immediately exercisable as of the date this agreement is executed, and (ii) two additional Option Installments of 3,333 shares will vest on each of the following two anniversary dates of this Agreement, if the Employee is still employed by the Company on such dates.
          7.3. Exercise Period. The Option(s) will become void and expire as to all unexercised Option shares ten years from the effective date of this Agreement.
          7.4. Additional Terms. The remaining terms of the Option(s) are as set forth in the Option Agreement(s) dated this date.
     8. Termination.
          8.1. General. This Agreement and Employee’s employment may be terminated as set forth in Section 8.2. In the event of termination of employment for any of the following reasons, Employee must resign as a director and officer of the Company and any of its subsidiaries at or prior to the effective Date of Termination.
          8.2. Events of Termination. The Agreement may be terminated as follows:
(i)	By Employee, upon 60 days prior written notice to the Company;

(ii)	By Employee for Good Reason (as defined in Section 8.4 (iii) of this Agreement) upon 60 days prior written notice to the Company;

(iii)	By the Company for Cause (as defined in this Agreement), immediately upon written notice to Employee;

(iv)	By the Company for any reason (without cause) and at any time, upon 60 days prior written notice to Employee; or

(v)	By the Company at any time in the event of Employee’s Disability (as defined in this Agreement.)
          8.3. Death. This Agreement will automatically terminate upon Employee’s death.
          8.4. Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

(i)	Disability. “Disability” means that if, in the reasonable judgment of the Board of Directors, the Employee’s incapacity due to physical or mental illness, or otherwise, keeps him from performing satisfactorily all of his duties hereunder on a substantially full-time basis for a period of three months during the term of this Agreement.

(ii)	Cause. The Company will have “Cause” to terminate Employee’s employment hereunder upon Employee’s:
(A)	refusal or neglect to perform and discharge his duties and responsibilities hereunder;

(B)	gross misconduct that is injurious to the Company;

(C)	fraud, embezzlement or other act of dishonesty of Employee with respect to the Company;

(D)	conviction of, or plea of guilty or nolo contendere entered by Employee to, a felony or crime involving moral turpitude or which conviction or plea is likely to have a material adverse effect upon the Company or upon Executive’s ability to perform his duties hereunder;

(E)	willful or prolonged absence from work by Employee (other than by reason of disability due to physical or mental illness); or

(F)	willful commission of acts or making of false statements by Employee that reflect adversely, in material respects, upon the Company or its business, customers or other employees.
(iii)	Good Reason. “Good Reason” means the Company, without express written consent,
(A)	materially reduces Employee’s principal duties, responsibilities, or authority as President and Chief Executive Officer, including requiring Employee to report to any person or body other than the Board of Directors of the Company;

(B)	reduces Employee’s annual base compensation as described in Section 4; or

(C)	materially breaches this Agreement.

The occurrence of an event described in this subparagraph 8.4(iii) will not constitute Good Reason unless, within 60 days thereof Employee provides the Company written notice stating that an event of Good Reason has occurred and describing that event, and the Company does not correct the same, if the same is correctable, within 30 days.

(iv)	Date of Termination. The term “Date of Termination” means the earlier of:
(A)	the Expiration Date, or

(B)	if Employee’s employment is terminated by his death, the date of his death, or

(C)	if Employee’s employment is terminated for any other reason, the date on which notice of termination is given either to Employee by the Company or to the Company by Employee unless another date is specified in the Notice of Termination.
     9. Consequences of Termination.
          9.1. Termination for Cause; Voluntary Resignation without Good Reason. If employment is terminated by the Company for Cause or by Employee without Good Reason, then Employee will be paid (i) his base salary to the date of termination and (ii) the unpaid portion of any bonus or incentive amount earned for the fiscal year ending prior to the termination of employment that Employee is entitled to receive under the terms of the annual incentive plan. Employee will not be entitled to receive any base salary or fringe benefits for any period after the date of termination, except for the right to receive benefits that have become vested under any benefit plan or to which Employee is entitled as a matter of law.
          9.2. Termination without Cause; Resignation for Good Reason. If the Company terminates employment without Cause or does not extend the term of employment, or if Employee resigns employment for Good Reason, then:
(i)	For a period of nine months after the effective date of the termination of employment;
(A)	The Company will continue to pay Employee’s then current base salary in accordance with the Company’s normal payroll practice; and

(B)	Employee will be entitled to continued participation in the health care coverage and life insurance benefit plans of the Company, as in effect on the date of termination. The Company will continue to pay its share of the health care and life insurance premiums for this coverage, and Employee will pay his share of the cost associated with that coverage as if he were still actively employed by the Company. If Employee cannot be covered under any of the Company’s group plans or policies, the Company will reimburse Employee for his full cost of obtaining comparable alternative or individual coverage elsewhere, less any contribution that Employee would have been required to make under the Company’s group plans or policies. If, during the aforesaid nine-month period, Employee is employed by a third party and becomes eligible for any health care coverage provided by that third party, the Company will not, thereafter, be obligated to provide Employee with the insurance benefits described in this clause (B). This nine -month coverage will run concurrently with COBRA and thereafter Employee will be responsible for the full cost of any such coverage for which he may be entitled by law.
(ii)	The Company will pay the unpaid portion of any bonus or incentive amount earned by Employee for the fiscal year ending prior to the termination of employment that Employee is entitled to receive under the terms of the applicable incentive plan as well as any pro-rata bonus or incentive amount through the date of termination. Any pro rata bonus or other incentive amount due pursuant to this paragraph 9.2 (ii) will be due on the date the payments are made to other employees of the Company.

(iii)	The Company will pay Employee $25,000 for out-placement and job search services.
          9.3. Termination in the Event of Death or Disability. If employment terminates due to Employee’s Death or if the Company terminates employment due to a Disability, then:
(i)	The Company will continue to pay base salary to Employee’s estate or to Employee for the remainder of the month in which the death occurs or in which employment is terminated due to Disability, together with the unpaid portion of any bonus or incentive amount earned by Employee for the fiscal year ending prior to the termination of employment which he is entitled to receive under the terms of the applicable incentive plan as well as any pro-rata bonus or incentive amount through the date of termination; and in the event of termination due to Disability, Employee will continue to receive, during that month, all of the fringe benefits then being paid or provided to him; and

(ii)	Employee will be entitled to receive all Disability and other benefits, such as continued health coverage or life insurance proceeds, provided in accordance with the terms and condition of the health care coverage, life insurance, disability, or other employee benefit plans of the Company and applicable law.
     10. Confidentiality. Employee agrees while in the employ of the Company (otherwise than in the performance of his duties hereunder) and thereafter not to, directly or indirectly, make use of, or divulge to any person, firm, corporation, entity or business organization, and to use his best efforts to prevent the publication or disclosure of, any confidential or proprietary information concerning the business, accounts or finances of, or any of the methods of doing business used by, the Company or its affiliates or of the dealings, transactions or affairs of the Company or its affiliates or any of their respective customers that have or may have come to his knowledge during his employment by the Company.
     11. Notices. All notices under this Agreement must be in writing and will be effective either (i) when delivered in person at the address set forth below, or (ii) three business days after deposit in a sealed envelope in the United States Mail, postage prepaid, by registered or certified mail, return receipt requested, addressed to the recipient as set forth below, whichever is earlier.

All notices to the Company must be sent to:

RTW, Inc.
8500 Normandale Lake Boulevard
Minneapolis, MN 55437
Attn: Chairman of the Board

All notices to Employee must be sent to:

Mr. Jeffrey B. Murphy
327 Jesse James Lane
Mahtomedi, MN 55115
          These addresses may be changed by notice given in accordance with this Section 11.
     12. Miscellaneous. This Agreement may not be changed nor may any provision hereof be waived, except by an instrument in writing duly signed by the party to be charged. This Agreement will be interpreted, governed and controlled by the internal laws of the State of Minnesota, without reference to principles of conflict of law. This Agreement will terminate in the event of the liquidation and winding up of the business of the Company but will continue in effect in the event of the merger or sale of the Company into or to another entity or the transfer of substantially all of the assets of the Company to another entity. The provisions of Section 10 hereof will survive any termination of this Agreement. This agreement replaces in its entirety Employee’s employment agreement dated as of March 12, 2004.
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          IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

COMPANY:		EMPLOYEE:

RTW, Inc.

By:	/s/ John O. Goodwyne	/s/ Jeffrey B. Murphy

	John O. Goodwyne	Jeffrey B. Murphy
	Chairman of the Board	President and CEO